Performance Food Group	12500 West Creek Parkway
Richmond, VA 23238
Phone (804) 484-7700
FAX (804) 484-7701
NEWS RELEASE

FOR MORE INFORMATION, CONTACT:	Kevin P. Collier Director, Investor Relations (804) 287-8109

PERFORMANCE FOOD GROUP REPORTS NET SALES INCREASE

OF 15% TO $1.5 BILLION

  First quarter net sales increased 15% to $1.5 billion
  Net earnings and net earnings per share declined as projected to $7.5 million and $0.16 (diluted), respectively

RICHMOND, Va. (May 4, 2004) - Performance Food Group (Nasdaq/NM:PFGC) today announced results for the first quarter ended April 3, 2004.

Sales for the first quarter of 2004 grew to $1.5 billion, up 15% from $1.3 billion in the year-earlier period. Net earnings and net earnings per share declined 54% to $7.5 million and $0.16 respectively, as a result of previously disclosed operational challenges in 2003 that were expected to impact first quarter results. Inflation for the quarter was approximately 4%.

Bob Sledd, chairman and chief executive officer noted, "The first quarter results represent the 37th consecutive period in which net sales have increased compared to the prior-year period. Our first quarter sales growth of 15% consisted solely of internal growth in each of our business segments. We remain focused on driving improvements in our operations to address the challenges we faced in 2003."

"Our Broadline sales continued to grow, increasing 13% versus the same period last year. Inflation was approximately 5% for the quarter. We are also pleased at the progress we've made in our Quality Foods operation, which did not meet our expectations in 2003. Sales at Quality for the first quarter of 2004 exceeded sales from the same period last year and sales per delivery continue to increase. We will maintain our focus on driving incremental improvements in Quality's results of operations. While our long term focus in the Broadline division continues to be growing our mix of street sales, we will be opportunistic in adding new chain business that makes sense. Our Broadline division will begin servicing an additional $50 million in annualized new multi-unit business that will begin to roll-out in the third quarter of 2004. During the first quarter, we also continued to show solid gains in sales per delivery, gross profit per delivery and proprietary brand sales throughout the Broadline segment."

Mr. Sledd added, "Our Customized division recorded a strong 21% increase in first quarter sales driven by the expansion of new product categories with existing customers and by the new business added in the first and second quarters of 2003. The increase in sales also reflected higher inflation, which amounted to approximately 5% for the quarter. The Customized division's results were impacted by the incremental costs of approximately $1.8 million, associated with a labor dispute that began late in 2003. We continue to negotiate in good faith with the local bargaining unit to reach a mutually satisfactory agreement. While these incremental costs are decreasing, we expect them to continue into the second quarter of 2004."

"Our Fresh-cut sales grew 13% for the first quarter. Inflation was nominal for the quarter. Growth of our packaged salad products in retail continues its solid growth trend, as evidenced by continued improvement in market share, driven particularly by our Blends and Garden Plus categories. In our fresh-cut fruit business, we are excited about McDonald's roll-out of the Apple Dipper product and the test of the new Fruit 'n Walnut Salad. We are continuing to add production capacity and increase the overall efficiency of our production network by improving the throughput of our existing processing lines and by adding new lines."

Mr. Sledd concluded, "We are very pleased with our strong internal sales growth of 15% for the quarter. We remain focused on continuing to execute on our strategies to improve the efficiency and profitability of each of our business segments. Our balance sheet remains strong with a debt-to-capital ratio of 28%, which excludes interests in accounts receivable sold under our receivables purchase facility of $110 million. While the second quarter anticipates a significant continued improvement in our business, we continue to expect earnings per share to be in the range of $0.50 to $0.54 for the second quarter of 2004."

Performance Food Group markets and distributes more than 64,000 national and private label food and food-related products to approximately 48,000 restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. Our Fresh Express line is the industry leader and pioneer of fresh packaged salads. For more information on Performance Food Group, visit www.pfgc.com.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on current expectations and management's estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, general economic condition; the relatively low margins and economic sensitivity of the foodservice business; the Company's reliance on major customers; the ability to identify and successfully complete acquisitions of other foodservice distributors; the Company's ability to successfully develop, market and meet demand for new products; and management of the Company's planned growth, all as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.

Performance Food Group Company Unaudited Financial Highlights

	Three Months Ended

	April 3, 2004	March 29, 2003
Net sales	$1,465,067,000	$1,269,105,000
Net earnings	$7,476,000	$16,420,000
Net earnings per share:
Basic	$0.16	$0.36
Diluted	$0.16	$0.35
Weighted average number of shares outstanding:
Basic	45,999,000	45,345,000
Diluted	47,067,000	52,452,000

Performance Food Group Company Condensed Consolidated Balance Sheet and Income Statement (Unaudited) April 3, 2004 (In thousands, except net earnings per common share)

Assets	April 3, 2004	January 3, 2004
Cash and cash equivalents	$51,514	$38,916
Accounts and notes receivable, net, including
retained interest in securitized receivables	247,872	242,340
Inventories	280,556	257,198
Other current assets	33,510	43,421
Total current assets	613,452	581,875
Property, plant and equipment, net	372,168	363,052
Goodwill, net	582,668	582,966
Other intangible assets, net	194,419	196,814
Other assets	12,230	11,761
Total assets	$1,774,937	$1,736,468

Checks in excess of deposits	$103,456	$81,797
Trade accounts payable	282,263	235,392
Current installments of long-term debt	1,232	1,358
Other current liabilities	154,172	150,377
Total current liabilities	541,123	468,924
Long-term debt, excluding current installments	310,528	353,919
Deferred income taxes	106,978	109,810
Shareholders' equity	816,308	803,815
Total liabilities and shareholders' equity	$1,774,937	$1,736,468

	Three Months Ended
	April 3, 2004		March 29, 2003

Net sales	$1,465,067	100.0%	$1,269,105	100.0%
Cost of goods sold	1,246,549	85.1%	1,069,767	84.3%
Gross profit	218,518	14.9%	199,338	15.7%
Operating expenses	201,763	13.8%	168,934	13.3%
Operating profit	16,755	1.1%	30,404	2.4%
Other income (expense):
Interest expense	(4,749)		(4,790)
Loss on sale of receivables	(468)		(324)
Other, net	520		1,193
Other expense, net	(4,697)	-0.3%	(3,921)	-0.3%
Earnings before income taxes	12,058	0.8%	26,483	2.1%
Income taxes	4,582	0.3%	10,063	0.8%
Net earnings	$7,476	0.5%	$16,420	1.3%

Weighted average common shares outstanding	45,999		45,345

Basic net earnings per common share	$0.16		$0.36
Weighted average common shares and dilutive
potential common shares outstanding	47,067		52,452

Diluted net earnings per common share	$0.16		$0.35

Performance Food Group Company 2004 Compared to 2003 1st Quarter Segment Disclosure

2004	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

First Quarter

Net external sales	$723,651	$500,886	$240,530	$-	$1,465,067
Intersegment sales	267	77	4,194	(4,538)	-
Operating profit	10,318	3,470	11,043	(8,076)	16,755
Operating profit margin	1.43%	0.69%	4.51%	-	1.14%
Total assets	817,616	146,847	668,812	141,662	1,774,937
Interest expense (income)	3,080	171	4,682	(3,184)	4,749
Loss (gain) on sale of receivables	1,950	650	-	(2,132)	468
Depreciation	3,365	1,071	6,778	739	11,953
Amortization	900	-	1,131	-	2,031
Capital expenditures	2,304	1,449	15,713	1,668	21,134

2003	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

First Quarter

Net external sales	$642,683	$412,942	$213,480	$-	$1,269,105
Intersegment sales	213	94	3,798	(4,105)	-
Operating profit	11,962	4,875	18,226	(4,659)	30,404
Operating profit margin	1.86%	1.18%	8.39%	-	2.40%
Total assets	777,532	122,732	635,930	109,847	1,646,041
Interest expense (income)	3,821	65	4,682	(3,778)	4,790
Loss (gain) on sale of receivables	1,032	502	-	(1,210)	324
Depreciation	3,574	850	5,363	368	10,155
Amortization	943	-	1,135	-	2,078
Capital expenditures	1,627	2,662	14,874	1,045	20,208